Exhibit (a)(1)(i)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Dynacq Healthcare, Inc.
at
$0.10 Per Share
by
Eric K. Chan

Ella Y. T. C. Chan

Chiu M. Chan Family Trust
and
CEMEKC, Inc.

The Offer and withdrawal rights will expire at 11:59 PM, New York City time, on January 20, 2016, unless the Offer is extended.

The offer is subject to various conditions, including a “majority-of-the-minority” condition and “ninety percent” condition, both waivable by Purchaser at its sole discretion, that requires the valid tender of a sufficient number of shares such that Purchaser owns at least ninety percent of the outstanding shares. Such conditions are described in the Introduction. The other conditions to the offer are described in The Offer—Section 11. Conditions of the Offer.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

IMPORTANT

Stockholders desiring to tender all or any portion of their shares should do one of the following, as applicable: (1) complete and sign the enclosed Letter of Transmittal and enclose all required documents, including their share certificates and any required signature guarantees, as explained in the instructions to the Letter of Transmittal, and mail or deliver them to the depositary at the appropriate address indicated on the back cover of this Offer to Purchase; (2) follow the procedure for book-entry transfer of shares described in The Offer—Section 3. Procedure for Accepting the Offer and Tendering Shares; or (3) direct their broker, dealer, commercial bank, trust company or other nominee to effect the transaction for them. Stockholders who have shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact the broker, dealer, commercial bank, trust company or other nominee in order to tender those shares.

A stockholder who desires to tender shares and whose certificates for such shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, can tender those shares by following the procedures for guaranteed delivery set forth in The Offer—Section 3. Procedure for Accepting the Offer and Tendering Shares.

Questions and requests for assistance should be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal should be directed to the Information Agent. A stockholder may also contact the stockholder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The date of this Offer to Purchase is:

December 18, 2015

TABLE OF CONTENTS

Summary		1

Introduction		5

Special Factors		6

1.	Background	6
2.	Purpose of the Offer; the Chan Family’s Plans for Dynacq After the Offer and the Merger	6
3.	The Position of the Chan Family Regarding the Fairness of the Offer and the Merger	7
4.	Transactions and Arrangements Concerning the Shares	9
5.	Related-Party Transactions	9
6.	Possible Actions by the Chan Family with Regard to Dynacq if the Offer is Not Completed	10
7.	Effects of the Offer and the Merger	10

The Offer		12

1.	Terms of the Offer	12
2.	Acceptance for Payment and Payment for Shares	13
3.	Procedure for Accepting the Offer and Tendering Shares	13
4.	Withdrawal Rights	16
5.	Material U.S. Federal Income Tax Consequences	16
6.	Trading of the Shares; No Dividends	18
7.	Certain Information Concerning Dynacq	18
8.	Certain Information Concerning the Chan Family and Purchaser	19
9.	Merger and No Rights of Dissent; “Going Private” Rules	19
10.	Source and Amount of Funds	20
11.	Conditions of the Offer	20
12.	Effect of Dynacq Dividends and Other Distributions	23
13.	Certain Effects of the Offer and the Merger on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations	23
14.	Certain Legal Matters	24
15.	Fees and Expenses	25
16.	Miscellaneous	25

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Summary

This summary highlights important information contained in this Offer to Purchase but is intended to be an overview only. To fully understand the Offer described in this Offer to Purchase and for a more complete description of the terms of the Offer, you should carefully read this entire Offer to Purchase, the exhibit to this Offer to Purchase, the documents incorporated by reference or otherwise referred to in this Offer to Purchase and the Letter of Transmittal. As used in this summary, “Shares” means shares of common stock of Dynacq and “we,” “our” and “us” refers to the Chan Family and Purchaser.

Principal Terms of the Offer (See The Offer—Section 1. Terms of the Offer)

•	We are offering to buy all of the Shares that we do not already own, at a price of $0.10 per Share in cash. For additional information about us and our affiliates, see Special Factors Section 4. Transactions and Arrangements Concerning the Shares; Special Factors Section 5. Related-Party Transactions; The Offer—Section 7. Certain Information Concerning Dynacq Healthcare, Inc.; and The Offer—Section 8. Certain Information Concerning the Chan Family and Purchaser.

•	If the Offer is completed, we will own at least 90% of the outstanding Shares, and on that basis we will be entitled to, and will, as soon as reasonably practicable, acquire the remaining Shares by way of a “short-form” merger at the same per Share cash price paid in the Offer.

•	The Offer is scheduled to expire at 11:59 PM, New York City time, on January 20, 2016, unless we extend the Offer.

•	If we decide to extend the Offer, we will issue a press release giving the new expiration date.

Conditions to the Offer (See The Offer—Section 11. Conditions of the Offer)

•	We will not complete the Offer (and, therefore, we will not buy the tendered Shares) unless the Shares that have been validly tendered represent a majority of the Shares not owned by the Chan Family or Purchaser or any director or officer of Dynacq and at least ninety percent of the outstanding Shares. These conditions may be waived by us in our sole discretion.

•	The Offer is subject to the other conditions described in The Offer—Section 11. Conditions of the Offer.

•	The Offer is not conditioned on obtaining financing. We have sufficient financial resources to purchase the Shares sought in the Offer, and we intend to use available cash to do so. Accordingly, our financial condition is not relevant to your decision whether to tender your Shares in the Offer.

Principal Advantages and Disadvantages of the Offer (See Special Factors Section 2. Purpose of the Offer; the Chan Family’s Plans for Dynacq After the Offer and the Merger; Special Factors Section 3. The Position of the Chan Family Regarding the Fairness of the Offer and the Merger; Special Factors Section 6. Possible Actions by the Chan Family with Regard to Dynacq if the Offer is Not Completed; Special Factors Section 7. Effects of the Offer and the Merger; The Offer—Section 1. Terms of the Offer; The Offer—Section 6. Trading of the Shares; No Dividends; The Offer—Section 9. Merger and No Rights of Dissent; “Going Private” Rules; and The Offer—Section 13. Certain Effects of the Offer and the Merger on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations)

•	The principal advantage of the Offer is that you have an opportunity to sell your Shares at the price per Share being paid in the Offer.

•	The principal disadvantage of the Offer and the merger that we intend to complete if the Offer is successful is that after they are completed you will not have an opportunity to participate in any potential future earnings or growth of Dynacq.

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The Merger (See Special Factors Section 7. Effects of the Offer and the Merger; The Offer—Section 9. Merger and No Rights of Dissent; “Going Private” Rules; and The Offer—Section 13. Certain Effects of the Offer and the Merger on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations)

•	If the Offer is completed and we own at least 90% of the outstanding Shares, on that basis we will be entitled to, and will, as soon as reasonably practicable, effect a “short-form” merger between Dynacq and either (i) a newly formed Nevada corporation that would be a wholly owned subsidiary of Purchaser, or (ii) Purchaser, after its conversion into a Nevada corporation. As permitted by Nevada law, the merger will be effected without prior notice to, or any action by, Dynacq’s board of directors (the “Board”) or other stockholders. The purpose of the merger is for us to acquire the remaining Shares not already owned by us following the Offer for the same price per Share paid in the Offer.

•	In the merger, each outstanding Share (other than Shares owned by us) will be converted into the right to receive the same price per Share we paid in the Offer.

Current Share Ownership

•	Based on publicly available information, as of November 23, 2015, there were 13,601,624 outstanding Shares.

•	As of the date of this Offer to Purchase we own 8,598,131 Shares, representing approximately 63.2% of the outstanding Shares.

Going Private (See Special Factors Section 2. Purpose of the Offer; the Chan Family’s Plans for Dynacq After the Offer and the Merger; Special Factors Section 7. Effects of the Offer and the Merger; The Offer—Section 9. Merger and No Rights of Dissent; “Going Private” Rules; and The Offer—Section 13. Certain Effects of the Offer and the Merger on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations)

•	The transaction contemplated by this Offer to Purchase is a “going private” transaction. After we complete the Offer and the merger:

•	we will own all of the equity interests in Dynacq;

•	Dynacq’s current stockholders (other than us) will no longer have any interest in Dynacq’s future earnings or growth, if any;

•	the Shares will no longer trade on any market; and

•	Dynacq will no longer be a public company, and will no longer be required to file periodic reports with the Securities and Exchange Commission (the “SEC”).

Interests of the Chan Family (See Special Factors—Section 2. Purpose of the Offer; the Chan Family’s Plans for Dynacq After the Offer and the Merger; Special Factors Section 3. The Position of the Chan Family Regarding the Fairness of the Offer and the Merger; Special Factors —Section 4. Transactions and Arrangements Concerning the Shares; Special Factors —Section 5. Related-Party Transactions; and The Offer—Section 8. Certain Information Concerning the Chan Family and Purchaser)

•	Our interests and the interests of our corporate affiliates in respect of the Offer and the merger are different from yours because we have an interest in acquiring the Shares as inexpensively as possible and you have an interest in selling your Shares for the highest possible price.

Recommendation of Dynacq’s Board of Directors

•	Dynacq’s Solicitation/Recommendation Statement on Schedule 14D-9, which will be filed with the SEC within 10 business days of this Offer to Purchase, is expected to contain important information and may include material non-public information that Dynacq believes is necessary for stockholders to make a decision with respect to the Offer. We urge all Dynacq stockholders to carefully review this document when it becomes available.

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•	Since October 30, 2012, Dynacq’s Chief Executive Officer, Dr. Eric K. Chan, is the sole member of Dynacq’s Board. Dr. Chan is not independent based on the independence standards of NASDAQ. As a result, Dynacq no longer has any independent directors to evaluate its decisions, nor does it have any committees of the Board comprised of independent directors, including audit, nominating and compensation committees. Consequently, this Offer to Purchase has not been approved by a majority of independent directors of Dynacq, and, in addition, there has not been a majority of independent directors of Dynacq retaining an unaffiliated representative to act solely on behalf of unaffiliated stockholders of Dynacq for the purposes of negotiating the terms of this Offer to Purchase and/or preparing a report concerning the fairness of this Offer to Purchase.

Procedures for Tendering Shares (See The Offer—Section 3. Procedure for Accepting the Offer and Tendering Shares)

•	In order to accept the Offer, you must use whichever of these procedures applies to you:

•	If you are a record holder of your Shares (meaning that your ownership of Shares in your name is reflected directly in the books and records of Dynacq in certificated or book-entry format), you must complete and sign the enclosed Letter of Transmittal and send it with all required documents, including your stock certificate if applicable, to the depositary for the Offer. You may also follow the guaranteed delivery procedures described in this Offer to Purchase. These materials must reach the depositary before the Offer expires.

•	If you hold Shares through the facilities of The Depository Trust Company (“DTC”), you may follow the procedures for book-entry transfer or the guaranteed delivery procedures described in this Offer to Purchase.

•	If you hold your Shares through a broker, bank or other nominee, you should contact your broker, bank or other nominee and instruct them that your Shares should be tendered.

•	Outstanding Shares that were issued pursuant to compensation plans of Dynacq and are subject to restrictions on the holder’s ability to sell or otherwise transfer those Shares may not be tendered in the Offer and will instead be converted in the merger into the right to receive the same price per Share we paid in the Offer.

Withdrawal Rights (See The Offer—Section 4. Withdrawal Rights)

•	If, after tendering your Shares in the Offer, you decide that you do not want to accept the Offer, you can withdraw your Shares by notifying the depositary before the Offer expires. If you tendered your Shares by giving instructions to a broker, bank or other nominee, you must instruct the broker, bank or other nominee to arrange for the withdrawal of your Shares.

What Will Happen if I Do Not Tender My Shares? (See Special Factors Section 7. Effects of the Offer and the Merger; The Offer—Section 9. Merger and No Rights of Dissent; “Going Private” Rules; and The Offer—Section 13. Certain Effects of the Offer and the Merger on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations)

•	If you do not tender your Shares, the Offer might not be consummated because we may not be able to satisfy the “majority-of-the-minority” or the “ninety percent” minimum tender condition. If the Offer is not consummated, you will remain a stockholder of Dynacq.

•	If you do not tender your Shares and we consummate the Offer, we intend to complete the merger without the vote or approval of Dynacq’s Board or stockholders. In the merger, your Shares will be converted into the right to receive the same cash price per Share paid in the Offer.

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Trading Prices for the Shares (See The Offer—Section 6. Trading of the Shares; No Dividends)

•	Nasdaq delisted the Shares effective October 22, 2012. Prior to that, trading in the Shares was halted by Nasdaq since August 9, 2012. The Shares are currently eligible to trade in the “Grey Market” and the last reported trade, which occurred on December 15, 2015, was $0.16. However, as the Shares are thinly traded, the market price for the Shares may not be an accurate reflection of their value. Grey Market securities do not have bid or ask quotations in the OTC Link system or the OTCBB. Broker-dealers must report Grey Market trades to FINRA, so trade data is available on http://www.otcmarkets.com and other public sources.

•	In a third-party tender offer conducted by Furlong Fund, LLC and Furlong Financial, LLC (collectively “Furlong”), dated February 19, 2014, Furlong sought to acquire a number of Shares for $0.03 per Share. Furlong’s tender offer ultimately resulted in the tender by stockholders and acceptance by Furlong of a total of 80,184 Shares at $0.03 per Share.

Material U.S. Federal Income Tax Consequences (See The Offer—Section 5. Material U.S. Federal Income Tax Consequences)

•	The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. If you hold Shares as capital assets for U.S. federal income tax purposes and are a U.S. Holder (as defined under The Offer—Section 5. Material U.S. Federal Income Tax Consequences), you will generally recognize capital gain or loss on a sale of Shares for cash pursuant to the Offer or an exchange of Shares for cash pursuant to the Merger, in an amount equal to the difference, if any, between (a) the U.S. dollar amount received in the Offer or the Merger and (b) your adjusted tax basis in such Shares. This capital gain or loss will be long-term capital gain or loss if you have held the Shares for more than one year as of the date of your sale or exchange of the Shares pursuant to the Offer or the Merger. See The Offer—Section 5. Material U.S. Federal Income Tax Consequences.

•	The above discussion of U.S. federal income tax consequences is of a general nature and may not be applicable to all stockholders, some of whom may be subject to special U.S. federal income tax rules. You are urged to consult your tax advisor with regard to the specific U.S. federal, state, local and non-U.S. tax consequences to you of selling your Shares in the Offer or having them acquired in the merger.

Further Information

•	If you have questions about the Offer, you can contact our Information Agent:

D.F. King & Co., Inc.

An ASTOne Company

48 Wall Street -22nd Floor

New York, NY 10005

Banks and Brokers Call: (212) 493-3910

And all others call Toll Free: (866) 416-0553

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To the Holders of Shares of Common Stock of Dynacq:

Introduction

Dr. Eric K. Chan, Ella Y. T. C. Chan, the Chiu M. Chan Family Trust (Dr. Chan, Ms. Chan and the Chiu M. Chan Family Trust, together, the “Chan Family”) and CEMEKC, Inc., a Texas corporation wholly owned by Dr. Chan (“Purchaser”), hereby offers to purchase all of the outstanding shares of Common Stock, par value $0.001 per share (the “Shares”), of Dynacq Healthcare, Inc., a Nevada corporation (“Dynacq”), for $0.10 per Share, net to the seller in cash (the “Offer Price”), without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”).

Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of American Stock Transfer & Trust Company, LLC (the “Depositary” and “Paying Agent”) and D.F. King & Co., Inc. (the “Information Agent”).

The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares representing at least a majority of the Shares outstanding immediately prior to the expiration of the Offer, excluding Shares owned by Purchaser, the Chan Family or any director or officer of Dynacq (the “Majority-of-the-Minority Condition”), which will be satisfied if the 90% Condition (defined below) is met and (ii) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that, when added to the number of Shares already owned by the Chan Family and Purchaser, represents at least 90% of the Shares outstanding immediately prior to the expiration of the Offer (the “90% Condition”). The Majority-of-the-Minority Condition and the 90% Condition are waivable by Purchaser in its sole discretion. The Offer is also subject to other conditions set forth in this Offer to Purchase. There is no financing condition to the Offer. Purchaser expressly reserves the right, to the extent permitted by applicable law, to waive or amend any other term or condition of the Offer in its sole discretion. See The Offer—Section 11. Conditions of the Offer.

This Offer to Purchase and the related Letter of Transmittal contain important information and should be read in their entirety before any decision is made with respect to the Offer.

The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring all of the equity interests in Dynacq not already owned by the Chan Family and Purchaser. The second step in the transaction is the merger described below.

If the Offer is completed, a merger (the “Merger”) between Dynacq and either (i) a newly formed Nevada corporation that would be a wholly owned subsidiary of Purchaser (“NewCo”), or (ii) Purchaser, after its conversion into a Nevada corporation, will be effected as soon as reasonably practicable pursuant to the “short-form” merger provisions of Chapter 92A of the Nevada Revised Statutes (“NRS”). As permitted under the NRS, the Merger will be effected without prior notice to, or any action by, the Board or any other stockholder of Dynacq. The Merger will result in each outstanding Share, other than Shares owned by the Chan Family and Purchaser or their subsidiaries, being converted into the right to receive the same amount of cash consideration paid in the Offer.

According to public filings, as of November 23, 2015, there were 13,601,624 outstanding Shares. As of the date of this Offer to Purchase, the Chan Family and Purchaser own 8,598,131 Shares, representing approximately 63.2% of all outstanding Shares. Based on this information, Purchaser believes that the 90% Condition will be satisfied if 3,643,331 Shares are validly tendered in the Offer. Purchaser has not verified this information with Dynacq, and the actual number of Shares necessary to satisfy the 90% Condition may be different from the number indicated above.

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Special Factors

1.	Background

Dynacq is a holding company that through its subsidiaries in the United States develops and manages one general acute care hospital that principally provides specialized surgeries. Dynacq through its United States subsidiaries owns and operates one general acute care hospital in Pasadena, Texas. Dynacq through its subsidiary in Hong Kong invests in debt and equity securities, including short-term investments in initial public offerings and pre-initial public offerings.

Dynacq was incorporated in Nevada in February 1992. In November 2003, Dynacq reincorporated in Delaware and changed its name from Dynacq International, Inc. to Dynacq Healthcare, Inc. In August 2007, Dynacq reincorporated back in Nevada.

On April 12, 2012, Dynacq received notice from Nasdaq that for the previous 30 consecutive trading days the Shares failed to (i) maintain a minimum market value of publicly held shares of $5,000,000 in accordance with Marketplace Rule 5450(b)(1)(C) and (ii) maintain a minimum bid price of $1 per share in accordance with Marketplace Rule 5450(a)(1), as required for continued inclusion on Nasdaq. Dynacq was provided 180 calendar days to regain compliance. Nasdaq delisted the Shares effective October 22, 2012. Prior to that, trading in the Shares was halted by Nasdaq since August 9, 2012.

In recent years, the Pasadena facility has been operating at a substantial loss. For the fiscal years ended August 31, 2015 and 2014, Dynacq generated a net loss of approximately $3.8 million in each year. In recent years, its net patient revenues have declined, relative to historical levels, due to declines in patient referrals. While Dynacq continues to seek out additional sources of patient referrals, it has not been able to realize the substantial increase in patient referrals required in order to generate the revenues needed to offset operating losses. Dynacq’s industry is highly competitive, and, according to its public filings, it has not been able to identify and execute any business plan that might result in an operating profit.

In light of these developments and the continuing costs of remaining public, the Chan Family began to consider alternatives regarding Dynacq with the assistance of their advisors and to consider the possibility of making a proposal to acquire all of the Shares that they and Purchaser did not already own.

On December 17, 2015 after the market close, the Chan Family’s counsel contacted Dynacq’s counsel by telephone to informally communicate the Chan Family’s intention to commence the tender offer the following business day.

2.	Purpose of the Offer; the Chan Family’s Plans for Dynacq After the Offer and the Merger

The purpose of the Offer and the Merger is to acquire the entire equity interest not beneficially owned by the Chan Family in Dynacq. The purpose of the Merger is for Purchaser to acquire all Shares not purchased pursuant to the Offer. If the Offer is successful, Purchaser intends to consummate the Merger as soon as reasonably practicable. Upon consummation of the Merger, Dynacq will either become a wholly owned subsidiary of Purchaser if merged with and into NewCo or will become the sole surviving corporation if merged with and into Purchaser after Purchaser’s conversion into a Nevada corporation.

Except as otherwise set forth in this Offer to Purchase, it is expected that, initially following the Merger, the business operations of Dynacq will be continued substantially as they are currently being conducted. The Chan Family presently intends that the current officers of Dynacq will continue in their respective positions following completion of the Offer and the Merger. Upon completion of the Offer and the Merger, the Chan Family intends to conduct a detailed review of Dynacq and its assets, corporate structure, capitalization, operations, policies, management and personnel, including, without limitation, as they relate to tax laws. After such review, the Chan Family will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist.

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Nasdaq delisted the Shares effective October 22, 2012. Prior to that, trading in the Shares was halted by Nasdaq since August 9, 2012. The Shares are currently eligible to trade in the “Grey Market”, which do not have bid or ask quotations in the OTC Link system or the OTCBB. Following the consummation of the Offer and the Merger, the Shares will no longer be publicly listed, and the registration of the Shares under the Exchange Act will be terminated. Accordingly, after the Offer and the Merger there will be no publicly traded equity securities of Dynacq outstanding, and Dynacq may no longer be required to file periodic reports with the Securities and Exchange Commission (the “SEC”). See Section 13—Certain Effects of the Offer and the Merger on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations. It is expected that, if Shares are not accepted for payment by Purchaser pursuant to the Offer and the Merger is not consummated, Dynacq’s current management, under the general direction of the current Board of Dynacq, will continue to manage Dynacq as an ongoing business.

Except as described above or elsewhere in this Offer to Purchase, the Chan Family has no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving Dynacq or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of Dynacq or any of its subsidiaries, (iii) any change in the Board or management of Dynacq, (iv) any material change in Dynacq’s capitalization or dividend policy, (v) any other material change in Dynacq’s corporate structure or business, (vi) a class of securities of Dynacq being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of Dynacq being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

3.     The Position of the Chan Family Regarding the Fairness of the Offer and the Merger

The rules of the SEC require the Chan Family and Purchaser (collectively referred to as the “Chan Family” in this section unless the context otherwise requires) to express their belief as to the fairness of the Offer and the Merger to Dynacq’s stockholders who are not affiliated with the Chan Family. The Chan Family has concluded that the Offer and the Merger are both financially and procedurally fair to Dynacq’s stockholders who are not affiliated with them (whether those stockholders tender their Shares in the Offer or decline to tender and elect instead to remain as stockholders of Dynacq). The Chan Family based this conclusion on the following factors:

The Chan Family believes that the Offer and the Merger are financially fair to Dynacq stockholders who participate in the Offer or determine to remain as stockholders of Dynacq because:

•	The consideration to be paid in the Offer and the Merger is all cash, which provides certainty of value to Dynacq’s stockholders and provides them with the ability to invest the Offer proceeds as they choose.

•	The belief that Dynacq’s common stock was not likely to trade at or above the Offer Price in the near future. The Chan Family based this belief on a number of factors, including the Chan Family’s knowledge and understanding of Dynacq and its industry as well as the financial performance of Dynacq in recent years.

•	In recent years, Dynacq’s Pasadena facility has been operating at a substantial loss. Dynacq’s net patient revenues have declined, relative to historical levels, due to declines in patient referrals. While Dynacq continues to seek out additional sources of patient referrals, it has not been able to realize the substantial increase in patient referrals required in order to generate the revenues needed to offset operating losses. Dynacq’s industry is highly competitive, and it has not been able to identify and execute any business plan that might result in an operating profit. As a result, there can be no assurance that Dynacq’s financial performance will rebound.

•	The fact that for the fiscal years ended August 31, 2015 and 2014, Dynacq generated a net loss of approximately $3.8 million in each year.

•	The fact that Nasdaq delisted the Shares effective October 22, 2012. Prior to that, trading in the Shares was halted by Nasdaq since August 9, 2012. The Shares are currently eligible to trade in the “Grey Market.”

•	All of Dynacq’s stockholders, including those who elect not to tender their Shares in the Offer but whose Shares instead are acquired in the Merger, have an opportunity to be paid the same price (the Offer Price) for their Shares.

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•	The Offer and the Merger will provide additional liquidity for Dynacq’s unaffiliated stockholders because they provide an alternative means whereby Shares may be sold that did not exist prior to the commencement of the Offer.

The Chan Family believes that the Offer and the Merger are procedurally fair to Dynacq stockholders who participate in the Offer or determine to remain as stockholders of Dynacq because:

•	The Offer is subject to the Majority-of-the-Minority Condition and the 90% Condition, which ensure that a majority of the outstanding shares not owned by the Chan Family would be validly tendered prior to the consummation of the Offer. The Majority-of-the-Minority Condition and the 90% Condition are waivable by Purchaser in its sole discretion. The Chan Family believes that Dynacq stockholders who are not affiliates of the Chan Family are capable of evaluating the fairness of the Offer and the Merger.

•	Each of Dynacq’s stockholders will be able to decide voluntarily whether or not to tender Shares in the Offer and, if the Offer and the Merger are completed and any such stockholder has elected not to tender, the stockholder will be entitled to receive the same type and amount of consideration in the Merger that the stockholder would have received in the Offer.

•	Unaffiliated stockholders will have sufficient time to make a decision whether or not to tender because the Offer will remain open for 20 business days (unless extended by Purchaser). If Purchaser amends the Offer to include any material additional information, Purchaser will, if necessary to allow adequate dissemination and investor response, extend the Offer for a sufficient period to allow stockholders to consider the amended information.

The Chan Family also considered the following factors, each of which they considered negative in its considerations concerning the fairness of the terms of the Offer and the Merger:

•	With respect to the Offer Price, the Chan Family’s financial interest in acquiring the Shares for a low price is adverse to the financial interest of Dynacq’s other stockholders in selling their Shares for a high price.

•	The Shares have historically traded at significantly higher levels than the Offer Price. When the Shares were still traded on Nasdaq, they reached an all-time high closing price of $31.94 per share in 2001 and an all-time low closing price of $0.25 per share in 1997. This trading price history suggests that many of Dynacq’s stockholders may have acquired their Shares at prices significantly higher than the current trading levels. Dynacq has had forward splits of the Shares in January 2000 and March 2001, with both forward splits at a ratio of 2:1, and it had a reverse split of the Shares in February 2008 at a ratio of 1:4.

•	Any stockholder who tenders all of its Shares in the Offer or has its Shares converted into cash in the Merger will cease to participate in future earnings or growth, if any, of Dynacq and will not benefit from increases, if any, in Dynacq’s value.

•	As described in The Offer—Section 5. Material U.S. Federal Income Tax Consequences, the sale of Shares in the Offer will be a taxable transaction to selling stockholders.

The Chan Family did not find it practicable to assign, nor did they assign, specific relative weights to the individual factors considered in reaching its conclusion as to fairness. The Chan Family’s consideration of the factors described above reflects its assessment of the fairness of the Offer to Dynacq’s unaffiliated stockholders in relation to the going-concern value of Dynacq on a stand-alone basis. In reaching its conclusion as to fairness, the Chan Family did not consider net book value, which is an accounting concept, as a factor because it believes that net book value is not a material indicator of the value of Dynacq as a going concern but rather is indicative of historical costs. In reaching the conclusion as to fairness, the Chan Family did not consider the liquidation value of Dynacq because Dynacq is a viable going concern and the Chan Family has no plans to liquidate Dynacq. Therefore, the Chan Family believes that the liquidation value of Dynacq is irrelevant to a determination as to whether the Offer is fair to unaffiliated stockholders.

The Chan Family is not aware of any bona fide firm offers made by third parties to acquire Dynacq during the past two years and did not solicit any such offers during that period. In any event, the Chan Family has no intention of selling the Shares beneficially owned by it, and therefore did not consider the possibility that any such offers might be made in reaching its conclusion as to fairness.

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The foregoing discussion of the information and factors considered and weight given by the Chan Family is not intended to be exhaustive, but includes the material factors considered by the Chan Family. The Chan Family’s views as to the financial and procedural fairness of the Offer and the Merger should not be construed as a recommendation to any stockholder as to whether the stockholder should tender the stockholder’s Shares in the Offer or seek to remain as a stockholder of Dynacq.

4.     Transactions and Arrangements Concerning the Shares

Except as described in this Offer to Purchase, neither the Chan Family, Purchaser nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares, has engaged in any transactions in Shares in the past 60 days or is a party to any agreement, arrangement or understanding with any other person with respect to the Shares or any other securities of Dynacq (including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). In addition, neither the Chan Family nor Purchaser has purchased any Shares within the past two years.

To the Chan Family’s knowledge, no executive officers, directors or affiliates (other than the Chan Family) of Dynacq have made any public recommendation with respect to the Offer or the Merger.

Ms. Ella Y. T. C. Chan, wife of Dynacq’s former Chairman and Chief Executive Officer, Mr. Chiu Chan, individually and as the sole trustee of Chiu M. Chan Family Trust, beneficially owns an aggregate of approximately 61.7% of Shares. As the majority stockholder, Ms. Chan is able to control all matters requiring stockholder approval, including the election and removal of any directors and any merger, consolidation or sale of all or substantially all of Dynacq’s assets. Further, Dynacq’s governing documents provide that two-thirds constitutes a super-majority of Shares.  A super-majority has the ability to, among other things, remove members of Dynacq’s Board for cause or for no cause at all. Ms. Chan together with her son, Dr. Chan, beneficially own approximately 63.2% of Shares. The Chan Family has historically voted together with respect to Dynacq’s matters requiring stockholder approval.

5.     Related-Party Transactions

Dynacq has retained Redwood Health Corporation (“Redwood”), to furnish physicians to provide in-house emergency medical coverage for its Pasadena facility at an hourly rate of $75. Dynacq’s Chief Executive Officer, Dr. Chan, is a physician and the sole owner of Redwood. Dynacq paid $657,000 and $515,025 for emergency room physician services to Redwood in fiscal years 2015 and 2014, respectively.

During the fiscal year 2009, Dynacq retained Anesthesia Associates of Houston Metroplex to provide exclusive, continuous and uninterrupted anesthesiology services, including physicians and CRNAs, to Dynacq’s Pasadena facility for a monthly compensation of $5,000. Dynacq’s Chief Executive Officer, Dr. Chan, is a physician and an affiliate of Anesthesia Associates of Houston Metroplex. Dynacq paid $60,000 for anesthesiology services to said organization in each of the fiscal years 2015 and 2014. During the fiscal year 2009, Dynacq also retained Redwood to locate and recruit additional skilled anesthesiologists and CRNAs for its Pasadena facility for a monthly compensation of $20,000. Dynacq paid $240,000 for said recruitment services to Redwood in each of the fiscal years 2015 and 2014. Dynacq entered into these two agreements in order to replace the previous anesthesiology group, whose contract terminated at the end of fiscal year 2009. The compensation which was being paid to the previous group was substantially the same as that being paid under the new contracts.

Other than the Offer and the Merger and except as described in this Offer to Purchase, there have been no negotiations, transactions or material contacts during the past two years between the Chan Family or Purchaser on the one hand, and Dynacq or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets nor to the best knowledge of the Chan Family have there been any such negotiations or material contacts between subsidiaries, executive officers and directors. Neither the Chan Family nor Purchaser has since the date hereof had any transaction with Dynacq or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.

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6.     Possible Actions by the Chan Family with Regard to Dynacq if the Offer is Not Completed

If the Offer is not completed, the Chan Family will re-evaluate its options with respect to the Shares not owned by them. In particular the Chan Family may consider:

•	engaging in open-market or privately-negotiated purchases of Shares to increase their aggregate beneficial ownership of the Shares to at least 90% of the then-outstanding Shares and then effecting a “short-form” merger pursuant to NRS 92A;

•	proposing that Purchaser and Dynacq enter into a merger agreement, which would require the approval of Dynacq’s Board (of which Dr. Chan is the sole member) and the vote of the Shares in favor of the merger agreement; or

•	keeping outstanding the public minority interest in Dynacq, in which case the public stockholders of Dynacq would, absent a sale by them in the public markets, retain their Shares and would realize the benefit of any improvement in Dynacq’s business or profitability but would also bear the risk that the trading price per share could decline to a price that is less than the Offer Price, or that the Shares become less readily marketable.

If the Chan Family were to pursue any of these alternatives, it might take considerably longer for the public stockholders of Dynacq to receive any consideration for their Shares (other than through sales in the Grey Market) than if they had tendered their Shares in the Offer. Any such transaction may result in proceeds per share to the public stockholders of Dynacq that are more or less than, or the same as, the Offer Price.

7.     Effects of the Offer and the Merger

The consummation of the Offer and Merger will affect Dynacq and its stockholders in a variety of ways.

If Purchaser is able to acquire at least 90% of the outstanding Shares, Purchaser will be entitled to, and will, as soon as reasonably practicable, complete the Merger pursuant to the “short-form” merger provisions of the NRS. The Merger is expected to occur as soon as reasonably practicable after completion of the Offer. After the Merger, Dynacq will either become a wholly owned subsidiary of Purchaser if merged with and into NewCo or will become the sole surviving corporation if merged with and into Purchaser after Purchaser’s conversion into a Nevada corporation. Pursuant to the “short-form” merger provisions of the NRS, the Merger will be consummated without a vote of Dynacq’s stockholders or Board.

As a result of the Offer, Purchaser’s interest in Dynacq’s net book value and net earnings or loss will increase to the extent of the number of Shares it acquires. Following consummation of the Merger, Purchaser’s interest in those items will increase to 100%, and Purchaser will be entitled to all other benefits resulting from Purchaser’s 100% ownership of Dynacq, including all income generated by Dynacq’s operations and any potential future increase in Dynacq’s value. Similarly, Purchaser will also bear all of the risk of losses generated by Dynacq’s operations and any decrease in the value of Dynacq after the Offer and the Merger. Upon consummation of the Merger, Dynacq will become a privately held corporation. Accordingly, former stockholders will not have the opportunity to participate in any earnings and growth of Dynacq after the Offer and Merger and will not have any right to vote on corporate matters. Similarly, former stockholders will not face the risk of losses generated by Dynacq’s operations or decline in the value of Dynacq after the Offer and Merger. Purchaser does not expect the Offer and Merger to result in any material U.S. federal income tax consequences to Dynacq.

The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. The Shares currently are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Upon consummation of the Merger, Dynacq will become a privately held corporation, and there will be no public market for the Shares, the Shares will cease to be quoted on the Grey Market and price quotations with respect to sales of Shares in the public market will no longer be available. In addition, after the Merger, registration of the Shares under the Exchange Act will be terminated, and Dynacq will no longer be required to file periodic reports with the SEC.

See also The Offer—Section 13. Certain Effects of the Offer and the Merger on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.

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The Offer

1.     Terms of the Offer

Upon the terms and subject to the conditions set forth in this Offer to Purchase (including if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment, and pay for, all Shares validly tendered on or prior to the Expiration Date (as defined below). See The Offer—Section 2. Acceptance for Payment and Payment for Shares; The Offer—Section 4. Withdrawal Rights; and The Offer—Section 11. Conditions of the Offer. “Expiration Date” means 11:59 PM, New York City time, on January 20, 2016, unless Purchaser shall have extended the period for which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date on which the Offer, as so extended by Purchaser, shall expire.

Purchaser may elect, in its sole discretion, to provide a subsequent offering period of three to twenty business days (a “Subsequent Offering Period”). A Subsequent Offering Period, if provided, will not be an extension of the Offer. A Subsequent Offering Period will be an additional period of time, following the expiration of the Offer, in which stockholders may tender Shares not tendered during the Offer. If Purchaser decides to provide for a Subsequent Offering Period, Purchaser will make an announcement to that effect by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

Subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Offer by giving oral or written notice of the extension to the Depositary and issuing a press release announcing the extension in accordance with applicable SEC rules. During any such extension of the Offer, all Shares previously tendered will remain subject to the terms of the Offer, including the right of a tendering stockholder to withdraw the stockholder’s previously tendered Shares. See The Offer—Section 4. Withdrawal Rights. Subject to the applicable rules and regulations of the SEC, Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to delay acceptance for payment of or (regardless of whether such Shares were theretofore accepted for payment) payment for, any tendered Shares, or to terminate or amend the Offer as to any Shares not then paid for, if any of the conditions to the Offer are not then satisfied and (ii) to waive any condition and to add, supplement or change any other term and condition of the Offer, by giving oral or written notice of such delay, termination, amendment, waiver or change to the Depositary and by making a public announcement thereof. If Purchaser elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Subsequent Offering Period (but not beyond a total of twenty business days) by giving oral or written notice of such extension to the Depositary. If Purchaser accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered during the Offer and, on the terms and subject to the conditions of the Offer, it will promptly pay for all Shares so accepted for payment and will immediately accept for payment and promptly pay for all Shares as they are tendered in any Subsequent Offering Period. Purchaser confirms that its reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

Any delay, termination, amendment, waiver or change of the Offer will be followed as soon as reasonably practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6 and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

Purchaser confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(d), 14d-6 and 14e-1 under the Exchange Act.

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If, during the Offer, Purchaser, in its sole discretion, shall decrease the percentage of Shares being sought or increase or decrease the consideration offered to holders of Shares, such increase or decrease shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business day period. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

2.     Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment, Purchaser will accept for payment, and will pay for, Shares validly tendered as soon as reasonably practicable after the expiration of the Offer. If there is a Subsequent Offering Period, all Shares validly tendered during the Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered. Subject to applicable rules of the SEC, Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. See The Offer—Section 11. Conditions of the Offer. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal and any other required documents, or a confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”).

Outstanding Shares that were issued pursuant to compensation plans of Dynacq and are subject to restrictions on the holder’s ability to sell or otherwise transfer those Shares may not be tendered in the Offer and will instead be converted in the Merger into the right to receive the same price per Share Purchaser paid in the Offer.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment Shares validly tendered as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. Under no circumstances will interest on the Offer Price for tendered Shares be paid, regardless of any delay in making such payment.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in The Offer—Section 3. Procedure for Accepting the Offer and Tendering Shares, such Shares will be credited to an account maintained with the Book-Entry Transfer Facility), as soon as practicable following the expiration or termination of the Offer.

Purchaser reserves the right to transfer or assign in whole or in part from time to time to one or more of its affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.     Procedure for Accepting the Offer and Tendering Shares

Valid Tender by Stockholders Shown on the Books and Records of Dynacq (Other Than Stockholders Holding Through the Facilities of The Depository Trust Company. To tender Shares pursuant to the Offer, tendering stockholders whose ownership of Shares is reflected directly on the books and records of Dynacq (whether in certificated or book-entry format) must (a) deliver to the Depositary prior to the Expiration Date at its address set forth in the Letter of Transmittal a properly completed Letter of Transmittal, duly executed in accordance with the instructions to the Letter of Transmittal, together with any required signature guarantees and any other documents required by the Letter of Transmittal or (b) comply with the guaranteed delivery procedures set forth below.

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Valid Tender by Book-Entry Delivery by Stockholders who Hold Through the Facilities of The Depository Trust Company. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer those Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for the transfer. An Agent’s Message (as defined below) in lieu of a Letter of Transmittal is sufficient for these purposes if it is transmitted to and received by the Depositary by the Expiration Date, and tendering institutions also may comply with the guaranteed delivery procedures described below. “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

The method of delivery of the Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation). If delivery is by mail, it is recommended that the stockholder use properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

Any Shares properly withdrawn will not be considered validly tendered for purposes of the Offer.

Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be Medallion guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be Medallion guaranteed if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this section, includes any participant in any of the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith, and such registered holder(s) has not completed the box entitled “Special Payment Instructions” on the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers Medallion guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for those Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender the Shares by following all of the procedures set forth below:

(i)   such tender is made by or through an Eligible Institution;

(ii)   a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date;

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(iii)   the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery (“trading day” is any day on which Nasdaq is open for business); and

(iv)   the Notice of Guaranteed Delivery is delivered by hand to the Depositary or transmitted by facsimile transmission or mail to the Depositary and includes a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Other Requirements. Notwithstanding any other provision of this Offer to Purchase, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) a Book-Entry Confirmation with respect to the transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility (an Agent’s Message in lieu of the Letter of Transmittal is sufficient for these purposes) or (b) a Letter of Transmittal, properly completed and duly executed, with any required signature Medallion guarantees and any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Letters of Transmittal or Book-Entry Confirmations are actually received by the Depositary.

Under no circumstances will interest on the Offer Price be paid by Purchaser, regardless of any extension of the Offer or any delay in paying for tendered Shares.

Acceptance for Payment Constitutes an Agreement. Purchaser’s acceptance for payment of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

Appointment. By executing a Letter of Transmittal as set forth above, the tendering stockholder irrevocably appoints the designees of Purchaser as such stockholder’s proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after December 18, 2015. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser deposits the payment for such Shares with the Depositary. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies or consents may be given (and, if given, will not be deemed effective). Purchaser’s officers or designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the stockholders of Dynacq, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser’s counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating to that tender have been cured or waived. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

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4.     Withdrawal Rights

Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration or termination of the Offer and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after February 19, 2016. There will be no withdrawal rights during any Subsequent Offering Period for Shares tendered during the Subsequent Offering Period.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person that tendered the Shares to be withdrawn, the number or amount of Shares to be withdrawn and the names in which the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in The Offer—Section 3. Procedure for Accepting the Offer and Tendering Shares, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tender for Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. Withdrawn Shares may, however, be re-tendered by following one of the procedures described in The Offer—Section 3. Procedure for Accepting the Offer and Tendering Shares at any time prior to the Expiration Date or during the Subsequent Offering Period (if one is provided).

If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer, for any reason, then, without prejudice to Purchaser’s rights under this Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this section.

5.     Material U.S. Federal Income Tax Consequences

The following is a general summary of material U.S. federal income tax consequences of the Offer and the Merger to stockholders of Dynacq whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary deals only with Shares held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This summary does not purport to address all U.S. federal income tax matters that may be relevant to a particular stockholder. This summary does not address tax considerations applicable to stockholders that may be subject to special tax rules including, without limitation, the following: (i) persons that are subject to special expatriation rules; (ii) financial institutions; (iii) insurance companies; (iv) dealers or traders in securities or currencies or notional principal contracts; (v) tax-exempt entities; (vi) persons that hold Shares as part of a “hedging” or “conversion” transaction or as a position in a “straddle” or as part of a “synthetic security” or other integrated transaction for U.S. federal income tax purposes; (vii) stockholders subject to the alternative minimum tax; (viii) regulated investment companies; (ix) real estate investment trusts; (x) persons that own (or are deemed to own) 5% or more of the outstanding Shares; (xi) partnerships and other pass-through entities and persons who hold Shares through such partnerships or other pass-through entities; (xii) persons that have a “functional currency” other than the U.S. dollar; and (xiii) stockholders that acquired (or will acquire) Shares through exercise of employee stock options or otherwise as compensation.

This summary is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This summary is based on current provisions of the Code, existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof. All of the foregoing are subject to change, and changes could apply retroactively and could affect the tax consequences described below.

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For purposes of the Offer and the Merger, a “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any political subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons has the authority to control all the substantial decisions of the trust or (b) that has a valid election under applicable U.S. Treasury Regulations to be treated as a U.S. person. For purposes of the Offer and the Merger, a “Non-U.S. Holder” is a beneficial owner of Shares that is not a U.S. Holder. If a partnership (or other entity taxable as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Accordingly, partnerships or other entities treated as partnerships for U.S. federal income tax purposes that hold Shares, and partners or members in those entities, are urged to consult their tax advisors.

The descriptions of U.S. federal income tax consequences set forth below are for general information only. You should consult your own tax advisors as to the particular tax consequences to you of the Offer and the Merger, including the application of U.S. federal, state, local and foreign tax laws and possible changes in such laws.

Consequences of the Offer and the Merger to U.S. Holders.  The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. If you hold Shares as capital assets for U.S. federal income tax purposes, you will generally recognize capital gain or loss on a sale of Shares for cash pursuant to the Offer or an exchange of Shares for cash pursuant to the Merger, in an amount equal to the difference, if any, between the U.S. dollar amount received and your adjusted tax basis in such Shares. Gain or loss will generally be calculated separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Any capital gain or loss recognized will be long-term capital gain or loss if your holding period for such Shares exceeds one year. Long-term capital gains of non-corporate taxpayers generally are subject to U.S. federal income tax at preferential rates. For both corporate and non-corporate taxpayers, the deductibility of capital losses against ordinary income is subject to limitations.

Consequences of the Offer and the Merger to Non-U.S. Holders.  Payments you receive as a Non-U.S. Holder with respect to Shares that you exchange in the Offer or the Merger generally will be exempt from U.S. federal income tax, unless:

•	your gain, if any, on Shares is effectively connected with your conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to your permanent establishment in the United States), in which case (i) you will be subject to U.S. federal income tax in the same manner as if you were a U.S. Holder (except that you should provide an Internal Revenue Service (“IRS”) Form W-8ECI instead of an IRS Form W-9) and (ii) if you are a corporation, you may also be subject to branch profits tax on such gain at a 30% rate (or such lower rate as may be specified under an applicable income tax treaty); or

•	you are an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case you will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of Shares (net of certain losses recognized during such year).

Backup Withholding. All payments to which you would be entitled pursuant to the Offer or the Merger will be subject to backup withholding at a rate of 28%, unless you (i) are a corporation, a Non-U.S. Holder or another exempt recipient; or (ii) provide a taxpayer identification number (“TIN”) and certify that no loss of exemption from backup withholding has occurred. If you are a U.S. Holder, you should complete and sign the IRS Form W-9 that is included with the Letter of Transmittal, to be returned to the Depositary, in order to provide the information and certification necessary to avoid backup withholding with respect to payments made pursuant to the Offer, unless an applicable exception exists and is proved in a manner satisfactory to the Depositary. If you are a Non-U.S. Holder, you must generally submit an IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8) attesting to your exempt foreign status in order to qualify as an exempt recipient.

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If you do not provide a correct TIN, you may be subject to penalties imposed by the IRS. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against your U.S. federal income tax liability, provided the required information is given to the IRS. If backup withholding results in an overpayment of tax, you may obtain a refund by filing a U.S. federal income tax return. You should consult your own tax advisors as to your qualification for exemption from backup withholding and the procedure for obtaining the exemption.

6.     Trading of the Shares; No Dividends

Nasdaq delisted the Shares effective October 22, 2012. Prior to that, trading in the Shares was halted by Nasdaq since August 9, 2012. The Shares are currently eligible to trade in the “Grey Market” and the last reported trade, which occurred on December 15, 2015, was $0.16. However, as the Shares are thinly traded, the market price for the Shares may not be an accurate reflection of their value. Grey Market securities do not have bid or ask quotations in the OTC Link system or the OTCBB. Broker-dealers must report Grey Market trades to FINRA, so trade data is available on http://www.otcmarkets.com and other public sources. As the Shares are thinly traded and may potentially be subject to a wide range in trading price, stockholders are urged to obtain a current market quotation for the Shares. Dynacq has never paid cash dividends on the Shares and has stated in its public filings that it does not anticipate paying dividends in the foreseeable future.

7.     Certain Information Concerning Dynacq

Dynacq is a Nevada corporation with its principal executive offices located at 4301 Vista Road, Pasadena, Texas 77504. Its principal business telephone number is (713) 378-2000. According to publicly available sources, Dynacq describes itself as follows:

Dynacq is a holding company that through its subsidiaries in the United States develops and manages one general acute care hospital that principally provides specialized surgeries. Dynacq through its United States subsidiaries owns and operates one general acute care hospital in Pasadena, Texas. Dynacq through its subsidiary in Hong Kong invests in debt and equity securities, including short-term investments in initial public offerings and pre-initial public offerings. Dynacq’s web address is www.dynacq.com.

As of the date of this Offer to Purchase, (i) Purchaser does not know whether or not any executive officer, director or affiliate of Dynacq intends to tender Shares in the Offer, (ii) none of Dynacq, its executive officers, directors or affiliates (other than the Chan Family) have made any public recommendation with respect to the Offer and (iii) Dynacq has not made public any appraisal, report or opinion on the fairness of this transaction. Under Rule 14e-2, Dynacq’s Board must state its position with respect to this Offer within ten business days of the date of this Offer to Purchase.

The financial statements included in Dynacq’s Annual Reports on Form 10-K for the fiscal years ended August 31, 2015 and August 31, 2014, and the notes thereto, are incorporated by reference into this Offer to Purchase. Dynacq does not include a ratio of earnings to fixed charges in its regularly prepared financial statements.

Dynacq had a book value per share of $1.38 as of August 31, 2015. Book value per share is not a term defined by generally accepted accounting principles. Book value per share is calculated by dividing stockholders’ equity by the weighted average number of shares of common stock outstanding—basic.

Except as otherwise set forth herein, the information concerning Dynacq contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Purchaser has not independently verified the accuracy or completeness of the information contained in such documents and records, and cannot verify any failure by Dynacq to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser.

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Available Information. Dynacq is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning Dynacq’s directors and officers, their remuneration, stock options granted to them, the principal holders of Dynacq’s securities, any material interests of such persons in transactions with Dynacq and other matters is required to be disclosed in proxy statements distributed to Dynacq’s stockholders and filed with the SEC. Such reports, proxy statements and other information are available for inspection at the public reference room at the SEC’s offices at 100 F Street, N.E., Washington, D.C. 20549, and can be obtained electronically on the SEC’s website at www.sec.gov.

8.     Certain Information Concerning the Chan Family and Purchaser

CEMEKC, Inc.. CEMEKC is a corporation incorporated under the laws of the State of Texas and has no principal office, but the mailing address is 4301 Vista Road, Pasadena, Texas 77504, and its telephone contact number is (713) 378-3110. CEMEKC’s principal business is the ownership of stock in Dynacq.

Eric K. Chan. Dr. Chan has served as a Board member, Chief Executive Officer and President of Dynacq since January 2012. Dr. Chan is board certified in anesthesiology. He has been the sole owner of Redwood Health Corporation since March 2005, which furnishes physicians to provide in-house emergency medical coverage and recruits anesthesiologists and certified registered nurse anesthetists at hospitals, including Dynacq’s Pasadena facility. Dr. Chan has also been the sole owner of Anesthesia Associates of Houston Metroplex since August 2007, which provides anesthesiology services to hospitals, including Dynacq’s Pasadena facility. He was an Assistant Professor at Memorial Hermann Hospital, University of Texas at Houston from August 2007 to September 2008. Dr. Chan earned his M.B.A. in Health Organization Management and M.D. from Texas Tech University.

Ella Y. T. C. Chan. Ms. Ella Chan, wife of Dynacq’s former Chairman and Chief Executive Officer, Mr. Chiu Chan, individually and as the sole trustee of Chiu M. Chan Family Trust, beneficially owns an aggregate of approximately 61.7% of Shares. As the majority stockholder, Ms. Chan is able to control all matters requiring stockholder approval, including the election and removal of any directors and any merger, consolidation or sale of all or substantially all of Dynacq’s assets.

Chiu M. Chan Family Trust. The Chiu M. Chan Family Trust owns approximately 30.9% of the Shares. Ms. Ella Chan is the sole trustee of the Chiu M. Chan Family Trust.

Other. None of the Chan Family or Purchaser has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor have any of them been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. None of the Chan Family or Purchaser has made arrangements in connection with the Offer to provide holders of Shares access to their respective corporate files or to obtain counsel or appraisal services at their expense.

Forward-Looking Statements. Statements that the Chan Family or Purchaser may publish or cause to be published, including those included in this Offer to Purchase, that are not purely historical and that relate to the Offer, Merger, Purchaser and its affiliates, Dynacq or their businesses or proposals are “forward-looking statements.” These statements are based on the Chan Family or Purchaser’s current expectations and involve risks and uncertainties which include (i) whether the conditions to the Offer will be satisfied, (ii) general economic factors and capital market conditions and (iii) general industry trends (including trends relating to Dynacq’s products or prospects). These factors are among the factors that could cause actual results to differ materially from the expectations described in the forward-looking statements.

9.     Merger and No Rights of Dissent; “Going Private” Rules

Merger. If the Offer is consummated, a merger between Dynacq and either (i) a newly formed Nevada corporation that would be a wholly owned subsidiary of Purchaser, or (ii) Purchaser, after its conversion into a Nevada corporation, will be effected as soon as reasonably practicable pursuant to the “short-form” merger provisions of Chapter 92A of the Nevada Revised Statutes. As permitted under the NRS, the Merger will be effected without prior notice to, or any action by, the Board or any other stockholder of Dynacq. The purpose of the Merger is for the Chan Family to acquire the remaining Shares not already owned by the Chan Family following the Offer for the same price per Share Purchaser paid in the Offer. If necessary to consummate the Merger immediately following the expiration of the Offer, the Chan Family and/or Purchaser will wire immediately available funds to the Depositary. In the Merger, each outstanding Share (including outstanding Shares that were issued pursuant to compensation plans of Dynacq that are subject to restrictions on the holder’s ability to participate in the Offer, but excluding Shares held by the Chan Family and Purchaser) will be converted into the right to receive the same price per Share Purchaser paid in the Offer.

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Purchaser intends to take all necessary action in connection with the Merger so that each stock option granted by Dynacq to acquire Shares that is outstanding immediately before the completion of the Merger will be cancelled and the holder of that option will be entitled to receive a cash payment equal to the excess, if any, of the Offer Price over the per share exercise price of the option. No payment will be made with respect to stock options that have per share exercise prices equal to or greater than the Offer Price.

This Offer does not constitute a solicitation of proxies or consents. Any such solicitation that the Chan Family or Purchaser might make will be made pursuant to separate proxy or consent solicitation materials complying with the requirements of Section 14(a) of the Exchange Act.

No Rights of Dissent. Holders of Shares do not have rights of dissent as a result of the Offer. If Purchaser is able to acquire at least 90% of the Shares, Purchaser expects it may be entitled to, and will, as soon as reasonably practicable, complete the Merger pursuant to the “short-form” merger provisions of the NRS.

“Going Private” Rules. Because the Chan Family and Purchaser are affiliates of Dynacq, the Offer and the Merger constitute a “going private” transaction for purposes of Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning Dynacq and certain information relating to the fairness of the Offer and the Merger and the consideration offered to minority stockholders be filed with the SEC and disclosed to minority stockholders prior to consummation of the Merger. The Chan Family and Purchaser have provided such information in this Offer to Purchase.

10.   Source and Amount of Funds

Purchaser estimates that the total amount of funds required to purchase all of the outstanding Shares (other than those already owned directly or indirectly by Purchaser) pursuant to the Offer and to pay related fees and expenses will be approximately $765,400. Purchaser has sufficient funds to pay this amount and will pay with internally available funds.

11.   Conditions of the Offer

Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any Shares, may postpone the acceptance for payment or payment for tendered Shares, and may, in its sole discretion, terminate or amend the Offer as to any Shares not then paid for if (i) at the expiration of the Offer, the Majority-of-the-Minority Condition or the 90% Condition has not been satisfied or (ii) on or after December 18, 2015, and at or prior to the expiration of the Offer, any of the following events shall occur:

(a)   there shall be instituted any action, proceeding or application by any U.S. or non-U.S. court, government or governmental authority or other U.S. or non-U.S. regulatory or administrative agency or commission (each, a “Governmental Entity”) which, directly or indirectly (i) challenges the acquisition by Purchaser of the Shares, seeks to restrain, delay, enjoin, make illegal or otherwise prohibit the consummation of the Offer or the Merger or seeks to obtain any material damages as a result of, or otherwise adversely affects, the Offer or the Merger, (ii) seeks to prohibit or impose material limitations on Purchaser’s acquisition, ownership or operation of all or any material portion of its or Dynacq’s business or assets (including the business or assets of their respective affiliates and subsidiaries), or of all or any of the Shares (including, without limitation, the right to vote the Shares purchased by Purchaser, on an equal basis with all other Shares, on all matters presented to the stockholders of Dynacq), or seeks to compel Purchaser to dispose of or hold separate all or any material portion of its own or Dynacq’s business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the Offer or the Merger, (iii) reasonably would be expected to have an Adverse Effect (as defined below), or result in a diminution in the value of the Shares or in the value of Dynacq’s or Purchaser’s assets, in each case by more than $100,000 (a “Diminution in Value”) or (iv) seeks to impose any condition to the Offer or the Merger that is materially burdensome to Purchaser; or

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(b)   there has been entered or issued any preliminary or permanent judgment, order, decree, ruling or injunction or any other action taken by any Governmental Entity which, directly or indirectly (i) restrains, delays, enjoins, makes illegal or otherwise prohibits the consummation of the Offer or the Merger or awards material damages as a result of, or otherwise adversely affects, the Offer or the Merger, (ii) prohibits or imposes material limitations on Purchaser’s acquisition, ownership or operation of all or any material portion of its or Dynacq’s business or assets (including the business or assets of their respective affiliates and subsidiaries), or of all or any of the Shares (including, without limitation, the right to vote the Shares purchased by Purchaser, on an equal basis with all other Shares, on all matters presented to the stockholders of Dynacq), or compels Purchaser to dispose of or hold separate all or any material portion of its own or Dynacq’s business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the Offer or the Merger, (iii) reasonably would be expected to have an Adverse Effect (as defined below), or result in a Diminution in Value or (iv) imposes any condition to the Offer or the Merger that is materially burdensome to Purchaser; or

(c)   any statute, including without limitation any state anti-takeover statute, or any rule, decree, regulation, order or injunction, shall be enacted, entered, enforced or deemed applicable or which becomes applicable or asserted to be applicable directly or indirectly to the Offer or the Merger that would, directly or indirectly, result in any of the consequences referred to in clauses (i) through (iv) of paragraph (b) above; or

(d)   any change (or any condition, event or development involving a prospective change) shall have occurred in the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or prospects of Dynacq that has or reasonably would be expected to have, individually or in the aggregate, a material adverse effect on Dynacq and its subsidiaries taken as a whole (an “Adverse Effect”), or results or reasonably would be expected to result in a Diminution in Value; or

(e)   there shall have occurred (i) any general suspension of, or limitation on times or prices for, trading in securities on any national securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the outbreak or escalation of a war, terrorist attack, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation by any Governmental Entity that materially adversely affects the extension of credit generally by banks or other lending institutions that regularly participate in the United States market in loans, (v) a suspension of or limitation (whether or not mandatory) on the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(f)   Dynacq or any subsidiary of Dynacq shall have (i) issued, distributed, pledged, sold or authorized, or proposed the issuance of or sale, distribution or pledge to any person of (A) any shares of its capital stock (other than sales or issuances (in accordance with the present terms thereof) pursuant to employee stock options outstanding on December 18, 2015) of any class (including without limitation the Shares) or securities convertible into or exchangeable for any such shares of capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any other securities of Dynacq, (B) any other securities in respect of, in lieu of or in substitution for Shares outstanding on December 18, 2015, or (C) any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities, (ii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire any outstanding Shares or other securities, (iii) proposed, recommended, authorized, declared, issued or paid any dividend or distribution on any Shares or any other security, whether payable in cash, securities or other property, (iv) altered or proposed to alter any material term of any outstanding security, (v) incurred, agreed to incur or announced its intention to incur any debt other than in the ordinary course of business and consistent with past practice, (vi) authorized, recommended, proposed or publicly announced its intent to enter into any merger, consolidation, liquidation, dissolution, business combination, acquisition or disposition of assets or securities other than in the ordinary course of business, any material change in its capitalization or business operations, any release or relinquishment of any material contractual or other rights or any comparable event, or taken any action to implement any such transaction previously authorized, recommended, proposed or publicly announced or (vii) entered into any other agreement or otherwise effected any other arrangement with any other party or with its officers or other employees of Dynacq that would reasonably be expected to, individually or in the aggregate, have an Adverse Effect or result in a Diminution in Value; or

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(g)     Dynacq or any of its subsidiaries shall have amended or proposed or authorized any amendment to its certificate of incorporation or bylaws or similar organizational documents or Purchaser shall have learned that Dynacq or any of its subsidiaries shall have proposed, adopted or recommended any such amendment which has not previously been publicly disclosed by Dynacq and also set forth in filings with the SEC; or

(h)      a tender or exchange offer for some portion or all of the Shares shall have been commenced or publicly proposed to be made by another person (including Dynacq or its subsidiaries), or it shall have been publicly disclosed or Purchaser shall have learned that (i) any person (including Dynacq or its subsidiaries), entity or “group” (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire more than 5% of the Shares, or shall have been granted any option or right, conditional or otherwise, to acquire more than 5% of the Shares, other than acquisitions for bona fide arbitrage purposes and other than acquisitions by persons or groups that have been publicly disclosed in a Schedule 13D or 13G (or amendment thereto) on or prior to December 18, 2015; (ii) any such person, entity or group who has publicly disclosed any such ownership of more than 5% percent of the Shares prior to such date shall have acquired or proposed to acquire additional Shares constituting more than 1% of the Shares, or shall have been granted any option or right to acquire more than 1% of the Shares; (iii) any new group was, or is, formed which beneficially owns more than 5% of the outstanding Shares; (iv) any person, entity or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer for some portion or all of the Shares or a merger, consolidation or other business combination or sale of assets (other than in the ordinary course of business) with or involving Dynacq or any of its affiliates or subsidiaries; or (iv) any person shall have filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire Dynacq or assets or securities of Dynacq; or

(i)       Dynacq and Purchaser shall have reached an agreement or understanding that the Offer be terminated or amended or Purchaser (or one of its affiliates) shall have entered into a definitive agreement or an agreement in principle to acquire Dynacq by merger or similar business combination, or to purchase Shares or assets of Dynacq; or

(j)       Dynacq or any of its subsidiaries shall have (i) granted to any person proposing a merger or other business combination with or involving Dynacq or any of its subsidiaries or the purchase of securities or assets of Dynacq or any of its subsidiaries any type of option, warrant or right which, in Purchaser’s reasonable judgment, constitutes a “lock-up” device (including, without limitation, a right to acquire or receive any Shares or other securities, assets or business of Dynacq or any of its subsidiaries) or (ii) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase; or

(k)      Purchaser shall have become aware that (i) one or more governmental or other third party consents, waivers or approvals are required for or in connection with the consummation of the Offer or the Merger under any law, regulation, order or contract binding on Dynacq or any of its affiliates, (ii) any of the applicable consents, waivers or approvals have not been obtained and (iii) the failure to obtain such consents, waivers or approvals would reasonably be expected to have an Adverse Effect; or

(l)        Dynacq or any of its subsidiaries shall have transferred into trust, escrow or similar arrangement any amounts required to fund any existing benefit, employment or severance agreements with any of its employees or shall have entered into or otherwise affected with its officers or any other employees any additional benefit, employment, severance or similar agreements, arrangements or plans other than in the ordinary course of business or entered into or amended any agreements, arrangements or plans so as to provide for increased benefits to such employee or employees as a result of or in connection with the transactions contemplated by the Offer or any subsequent business combination; which in the sole reasonable judgment in each case of Purchaser with respect to each and every matter referred to above makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment.

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The foregoing conditions are for the sole benefit of Purchaser and may be asserted or waived by Purchaser in whole or in part at any time and from time to time in its sole discretion at or prior to the expiration of the Offer (other than those involving the receipt of any requisite governmental approvals). The determination as to whether any condition has been satisfied shall be in the reasonable judgment of Purchaser and, subject to applicable law, will be final and binding on all parties. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, subject to the foregoing, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. If Purchaser waives a condition with respect to the tender of any Share, it will waive that condition with respect to the tender of all Shares.

A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

12.	Effect of Dynacq Dividends and Other Distributions

If, on or after the date hereof, Dynacq should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to Purchaser or its nominee or transferee on Dynacq’s stock transfer records, then, subject to the provisions of The Offer—Section 11. Conditions of the Offer above, (1) the Offer Price and other terms of the Offer will be reduced by the amount of any such cash dividend or cash distribution and (2) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer or (b) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire offer price or deduct from the offer price the amount or value thereof, as determined by Purchaser in its sole discretion.

If, on or after the date hereof, Dynacq should (1) split, combine or otherwise change the Shares or its capitalization, (2) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (3) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, to acquire any of the foregoing, other than Shares issued pursuant to the exercise of stock options outstanding as of the date hereof, then, subject to the provisions of The Offer—Section 11. Conditions of the Offer, Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the offer price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

13.   Certain Effects of the Offer and the Merger on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations

Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or the marketability of, the Shares or whether it would cause future market prices to be greater or less than or the same as the Offer Price being offered in the Offer and the Merger. Because Purchaser intends to complete the Merger promptly after it consummates the Offer, any such effect on the market for Shares will be temporary.

Nasdaq Listing. Nasdaq delisted the Shares effective October 22, 2012. Prior to that, trading in the Shares was halted by Nasdaq since August 9, 2012. The Shares are currently eligible to trade in the “Grey Market.”

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Dynacq to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Dynacq, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders, the provisions of the Sarbanes-Oxley Act of 2002 requiring, among other things, that officers of Dynacq certify the accuracy of its financial statements and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Dynacq and persons holding “restricted securities” of Dynacq to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Chan Family currently intends to cause Dynacq to terminate the registration of the Shares under the Exchange Act as soon as practicable after consummation of the Merger if the requirements for such delisting and termination of registration are met.

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Margin Regulations. The Shares are presently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding stock exchange listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute “margin securities.”

See also Special Factors Section 7. Effects of the Offer and the Merger.

14.	Certain Legal Matters

General. Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to Dynacq, Purchaser is not aware of any licenses or other regulatory permits, which appear to be material to the business of Dynacq and which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to Dynacq’s or Purchaser’s business or that certain parts of Dynacq’s or Purchaser’s business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder. Purchaser’s obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See The Offer—Section 11. Conditions of the Offer.

Antitrust Compliance. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. Based on the value of the Offer, however, Purchaser believes no HSR Act filing is required in connection with the Offer and the Merger.

Federal Reserve Board Regulations. Regulations G, T, U and X (the “Margin Regulations”) promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock. Purchaser is funding the acquisition of the Shares from its internally available funds. The Margin Regulations are thus inapplicable.

Nevada Anti-Takeover Laws. Dynacq is incorporated under the laws of the State of Nevada. Nevada has adopted two anti-takeover laws to make the takeover of certain corporations more difficult, namely the Combinations with Interested Stockholders Act (NRS 78.411 to 78.444) and the Acquisition of Controlling Interest Act (NRS 78.378 to 78.3793). The Articles of Incorporation of Dynacq expressly provide that the provisions of both the Combinations with Interested Stockholders Act and Acquisition of Controlling Interest Act shall not be applicable to Dynacq. Accordingly, Purchaser has not taken any action to comply with the Nevada anti-takeover laws. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer. See The Offer—Section 11. Conditions of the Offer.

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Litigation. Ping S. Chu, James G. Gerace (both former members of Dynacq’s Board), and Eric G. Carter (former legal counsel of Dynacq) along with eleven other claimants instigated a series of lawsuits making claims against Ella Y. T. C. Chan (in her individual capacity and in her capacity as Independent Executrix of the Estate of Chiu M. Chan, Deceased, Dynacq’s former Chief Executive Officer and director), Eric K. Chan (Dynacq’s current Chief Executive Officer and director), and Dynacq.

All claims were settled in mediations and as part of the settlements Dynacq repurchased 530,616 shares of Dynacq common stock in August 2014, and 286,386 shares of Dynacq common stock subsequently in April 2015. These buybacks represent all stock held by each of the claimants. Additionally, as part of this settlement, Dynacq settled claims made by Eric G. Carter for payment of attorney fees, and claims by a company controlled by Mr. Carter, for breach of contract. The Company recognized $2,047,652 of expense associated with these settlements during the fiscal year ended August 31, 2014. This amount is reported as other operating expenses in the consolidated statements of operations. A portion of the settlements were attributed to the repurchase of the Company’s common stock.

15.	Fees and Expenses

The Chan Family and Purchaser have retained D.F. King & Co., Inc. to act as Information Agent (“DF King”). The Chan Family and Purchaser have agreed to pay for its services an aggregate fee of $8,000, payable upon the execution of DF King’s engagement agreement, plus certain variable fees based on services rendered by DF King, which variable fees are payable upon the completion of the Offer. Dr. Chan and Purchaser have agreed to reimburse DF King for its expenses, including the fees and expenses of its counsel, and to indemnify DF King and certain related parties against certain liabilities that may arise out of the rendering of its services, including liabilities under the federal securities laws.

Dr. Chan and Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Dr. Chan and Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

The following is an estimate of the fees and expenses to be incurred by Dr. Chan and Purchaser:

SEC Filing Fees	$50
Information Agent Fees and Expenses	9,500
Depositary and Expenses	32,500
Legal Fees and Expenses	200,000
Printing and Mailing Costs	17,500
Advertisement Expenses	1,000
Miscellaneous	4,500
Total	$265,050

In addition, Dynacq will incur its own fees and expenses in connection with the Offer, including with respect to retaining any advisors on its behalf and generally responding to and dealing with the Offer.

16.	Miscellaneous

The Offer is being made to all holders of Shares other than the Chan Family and Purchaser. The Chan Family and Purchaser are not aware of any jurisdiction in which the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Chan Family and Purchaser become aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant to the Offer, it will make a good faith effort to comply with the statute or seek to have the statute declared inapplicable to the Offer. If, after a good faith effort, the Chan Family and Purchaser cannot comply with the statute, it will not make the Offer to, nor will it accept tenders from or on behalf of, holders of Shares in the applicable state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

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The Chan Family and Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. That Statement includes within it the information required by the SEC’s Statement on Schedule 13E-3 relating to “going private” transactions. The Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. in the manner set forth in The Offer—Section 7. Certain Information Concerning Dynacq under Available Information.

No person has been authorized to give any information or make any representation on behalf of the Chan Family and Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

CEMEKC, INC.

ERIC K. CHAN

ELLA Y. T. C. CHAN

CHIU M. CHAN FAMILY TRUST
December 18, 2015

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The Depositary for the Offer is:

American Stock Transfer & Trust Company, LLC

If delivering by mail:

 American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

P.O. Box 2042

New York, New York 10272-2042

Phone: Toll-free (877) 248-6417

(718) 921-8317
Fax (718) 234-5001

If delivering by hand, express mail, courier

 or any other expedited service:

American Stock Transfer & Trust Company, LLC

 Operations Center

 Attn: Reorganization Department

 6201 15th Avenue

 Brooklyn, New York 11219

Questions and requests for assistance may be directed to the Information Agent at its address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below and will be furnished promptly at Purchaser’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

An ASTOne Company

 48 Wall Street -22nd Floor

New York, NY 10005

 Banks and Brokers Call: (212) 493-3910

And all others call Toll Free: (866) 416-0553

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